Exhibit No. 10.04 - DISX AGENCY AGREEMENT

Effective Date: 1 March 1999

topjobs.net inc
385 East 800 South
Orem, Utah 84097

Gentlemen:

You have retained us and we hereby agree to serve as your advertising agency in accordance with and subject to the following terms and conditions:

 1. Assignment. Our assignment shall relate to the following products or services: Radio, Television, Newspaper, Magazine, Internet Banners, and Printing services.

During the term of this agreement, we shall be the sole company charged with the responsibility of preparing and placing advertising with respect to such products or services. You may assign additional products or services to us from time to time, subject to our ability to handle same. If additional products or services are assigned to us and we agree to handle same, all terms and conditions hereof shall apply in the same manner as with respect to the originally assigned products or services, unless otherwise mutually agreed to in writing. We are authorized to act as your agent in purchasing materials and services required to produce advertising on your behalf. During the term of this agreement, we shall not accept any assignment with respect to products or services competitive to those assigned by you to us.

 2. Nature of Services. We shall perform the following services for you in connection with the planning, preparing and placing of advertising for your products or services;

  a.  Study your products or services;

  b.  Analyze your present and potential markets;

  c. Create, prepare and submit to you, for approval, advertising ideas and programs;

  d. Employ on your behalf our knowledge of available media and means that can be profitably used to advertise your products or services;

  e. Prepare and submit to you, for approval, estimates of costs of these recommended advertising programs;

  f. Write, design, illustrate or otherwise prepare your advertisements, including commercials to be broadcast, or other appropriate forms of your message;

  g. Order the space, time, or other means to be used for your advertising, endeavoring to secure the most advantageous rates available;

  h. Properly incorporate the message in mechanical or other form, and forward it with proper instructions for the fulfillment of the order;

  i. Check and verify insertions, displays, broadcasts or other means used, to such degree as is usually performed by advertising agencies; and

  j.  Audit invoices for space, time, material preparation and services.

 3.  Compensation.  The basis of our compensation shall be as follows:

  a. On all media purchased by us on your behalf, we shall bill you at the published card rates, or negotiated rates, as may be applicable. If no agency commission is granted or allowed on any such purchases, you agree that we may invoice you a gross amount which, after deduction of our cost, will yield us five (5%) percent of such gross amount as agency commission.

  b. With respect to the engagement of talent, we shall bill you the authorized engagement rate, plus any taxes, insurance, pension and health fund contributions, talent payment service fees, etc. applicable thereto, plus a gross amount which, after deduction of our cost, will yield us five (5%) percent of such gross amount as agency commission. You recognize that we are a signatory to collective bargaining agreements with Screen Actors Guild and American Federation of Television and Radio Artists, and that the hiring of talent by us on your behalf will be subject to the terms of such agreements.

  c. On broadcast production, artwork, engravings, type compositions and any and all art and mechanical expenses incurred by us, pursuant to your authorization, we shall invoice you a gross amount which, after deduction of our cost, will yield us ten (10%) percent of such gross amount as agency commission. If we undertake, at your request, special assignments such as market, product or distribution research, or other research (with the exception of research for copy development testing purposes), or special assignments such as market counseling or sales meeting presentations, the charges made by us will be agreed upon in advance whenever possible. If no agreement was made, we shall charge you at our standard rates for the work performed by us. In addition, for materials or services purchased from outside sources under your authorization, we shall invoice you a gross amount which, after deduction of our cost, will yield us ten (10%) percent of such gross amount as agency commission.

  d. You agree to reimburse us for such cash outlays as we may incur, such as forwarding and mailing, telephoning, telegraphing and travel, in connection with services rendered in relation to your account.

 4.  Billing and Payment Procedures.

  a. We shall invoice you for all media costs sufficiently in advance of our payment date to media to permit payment by you to enable us to take advantage of all available cash discounts.

  b. The cost of production materials and services shall be billed by us upon completion of the production job or upon receipt of supplier invoice prior thereto.

  c. On all outside purchases other than for media, we shall attach to the invoice proof of billed charges from suppliers.

  d. All cash discounts on agency purchases including, but not limited to, media, art, printing and mechanical work, shall be passed on to you, provided our billing terms are complied with, and there is no overdue indebtedness to us at the time of payment to the vendor.

  e. Rate or billing adjustments shall be credited or charged to you on the first billing date after we have been invoiced or soon thereafter as otherwise practical.

  f. All invoices shall be rendered on or about the first day of each month and will be payable the tenth day of the month.

  g. Invoices shall be submitted in an itemized format. Interest will be charged on overdue invoices at a rate of twelve (12%) per annum or the maximum permitted by law, whichever is less. In the event we are required to use legal process to recover any fees due us, you agree to reimburse us for any costs associated therewith, including reasonable attorneys fees.

 5.  Commitments to Third Parties.

  a. All purchase of space and facilities and all engagement of talent with respect to the advertising of your products shall be subject to your prior approval.

  b. If you should direct us to cancel or terminate any previously authorized purchase or project, we shall promptly take all appropriate action, provided that you will hold us harmless with respect to any costs incurred by us as a result thereof.

  c. We warrant and represent to you that in purchasing any materials or services for your account, we shall exercise due care in selecting suppliers and make every effort to obtain the lowest price for the desired quality of materials or services. Wherever possible, we shall obtain competitive bids.

  d. We warrant and represent that if at any time we shall obtain discounts or rebates from any supplier, whether based on volume or work given to such supplier by us or otherwise, then and in such event, we shall remit to you, within a reasonable time after our receipt of such discount or rebate, such proportion thereof as the volume of work given by us to such supplier on your behalf bears to total volume of work given by us to such supplier from all of our clients during the pertinent period to which the discount or rebate is applicable.

 6. Inspection of Books. We agree that any and all contracts, correspondence, books, accounts and other sources of information relating to your business shall, upon reasonable prior notice, be available for inspection at our office by your authorized representatives during ordinary business hours.

 7.  Safeguarding of Property.

  a. We shall take all reasonable precautions to safeguard any of your property entrusted to our custody or control, but in the absence of negligence on our part or willful disregard by us for your property rights, we shall not be responsible for any loss, damage, destruction, or unauthorized use by others of any such property.

  b. We shall not be responsible for the return of engravings after their use in publications, unless you specifically request their return before they are sent to the publications.

 8.  Indemnities.

  a. We shall indemnify and hold you harmless with respect to any claims or actions against you, based upon material prepared by us, involving any claim for libel, slander, piracy, plagiarism, invasion of privacy or infringement of copyright. We agree to obtain and maintain in force during the term hereof, at our sole expense, an Advertising Agency Liability Policy having a minimum limit of liability of $500,000. If requested by you, we agree to furnish a copy of such policy to you.

  b. You will indemnify and hold us harmless with respect to any claims or actions instituted by third parties which result from the use by us of material furnished by you or where material created by us is substantially changed by you. Information or data obtained by us from you to substantiate claims made in advertising shall be deemed to be "materials furnished by you."

  c. In the event of any proceeding against you by any regulatory agency or in the event of any court action or self-regulatory action challenging any advertising prepared by us, we shall assist in the preparation of the defense of such action or proceeding and cooperate with you and your attorneys. You will reimburse us any out-of-pocket costs we may incur in connection with any such action or proceeding, unless same is our responsibility pursuant to (a) above.

  d. You agree to indemnify us and hold us harmless with respect to any death, personal injury or property damage claims or actions arising from the use of your products or services. If you secure Product Liability Insurance with respect to the use of any products assigned to us, you will cause us to be named as a co-insured and maintain such policy at your cost and expense.

 9.  Term of Agreement.

  a. The term of this agreement will commence on 15 March 199 and will continue in full force and effect until terminated by either party upon written notice of such intention given to the other party not less than ninety
(90) days in advance, provided that in no event may this agreement be terminated effective prior to the expiration of twelve (12) months from the commencement of the term. Notice shall be deemed given on the day of mailing or in case of notice by telegram, on the day it is deposited with the telegraph company for transmission.

  b. The rights, duties and responsibilities of this agency shall continue in full force during the period of notice, including the ordering and billing of advertising in print media whose published closing dates fall within such period and ordering and bill of advertising in broadcast media where the air dates fall withing such period.

 10.  Ownership.

  a. As between you and us, all advertising materials prepared by us and accepted and paid for by you for use in advertising hereunder shall become your property. It is understood that there may be limitations on the use and ownership of materials by virtue of the rights of third parties. Whenever possible, we shall advise you of the existence of such limitations.

  b. At termination of this agreement, you agree that any advertising, merchandising, packaging and similar plans and ideas prepared by us and submitted to you (whether submitted separately or in conjunction with or as part of other material) but not used by you, shall remain our property unless it was either mutually agreed in writing that any such plan or idea became your property, or specific payment of the cost of its development was agreed upon and made by you. You agree to return to us any copy, artwork, plates, or other physical embodiment of the creative work relating to any such ideas or plans, which may be in your possession upon termination.

 11.  Rights Upon Termination.

  a. Upon termination of this contract, we shall transfer, assign and make available to you or your representative, all property and materials in our possession or control belonging to and paid for by you, subject, however, to any rights of third parties of which we have informed you.

  b. We also agree to give all reasonable cooperation toward transferring, with approval of third parties in interest, all contracts and other arrangements with advertising media or others for advertising space, facilities, and talent, and other materials yet to be used, and all rights and claims thereto and therein, upon being duly released form the obligation thereof. You recognize that talent contracts with members of certain labor unions or guilds generally cannot be assigned except to signatories to the collective bargaining agreements governing the services rendered by such talent.

  c. Upon termination, no rights or liabilities shall arise out of this relationship, regardless of any plans which may have been made for future advertising, except that any noncancelable contracts made on your authorization and still existing at termination hereof, which contracts were not or could not be assigned by us to you or someone designated by you, shall be carried to completion by us and paid for by you in the manner described in Paragraph 3 above.

 12. Arbitration of Disputes. The sole remedy for the resolution of disputes between the parties to this agreement shall be arbitration before one arbitrator, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, such arbitration to be held in Salt Lake City, State of Utah.

 13. Notices. Any notice pursuant to this contract shall be deemed given on the day of mailing or, in case of notice by telegram, on the day it is deposited with the telegraph company for transmission.

 14. Governing Law. This agreement shall be interpreted in accordance with the laws of the State of Utah.

If the above accords with your understanding and agreement, kindly indicate your consent hereto by signing in the place provided below.

Very truly yours,
DiSX, Inc.

/S/Kurt Johannson
Vice President, Advertising

Agreed:
topjobs.net inc

/S/ Larry D. Heaps, President